Exhibit 10.8

Master Services Agreement

THIS MASTER SERVICES AGREEMENT together with its Exhibits (this “Agreement”) is made and entered into as of this 1 day of August, 2012 (the “Effective Date”) by and between BimSym eBusiness Solutions, Inc. (“BIMSYM”), a corporation registered under the laws of the State of Pennsylvania with its primary offices located at 3466 Progress Dr. Suite # 115, Bensalem, PA 19020 and Health Plan Intermediaries, LLC, d/b/a Health Insurance Innovations (“HIIQUOTE”), a limited liability company organized under the laws of the State of Florida, with its primary offices located at 15438 N Florida Ave, Suite 200, Tampa, FL 33613.  BIMSYM and HIIQUOTE may be referred to within this Agreement each individually as a “Party” or collectively as the “Parties.”

WHEREAS, BIMSYM has developed the ARIES System (as defined below) on behalf of HIIQUOTE and, pursuant to that certain Software Assignment Agreement by and between HIIQUOTE and BIMSYM dated as of the Effective Date (the “Software Assignment Agreement”), HIIQUOTE is the sole and exclusive owner of all right, title and interest in and to the ARIES System; and

WHEREAS, HIIQUOTE desires to receive, and BIMSYM is willing to provide, the Services (as defined below) to HIIQUOTE on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the promises and mutual covenants set forth herein, and intending to be legally bound, the Parties hereby agree as follows:

1.	Definitions

1.1
“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such other Person.  For purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings.

1.2
“Applicable Law” means, with respect to any Person, any transnational, domestic or foreign federal, provincial, state or local law (statutory, common or otherwise), constitution, directive, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling, writ, stipulation, determination, award or other similar requirement enacted, adopted, promulgated, applied or entered by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

1.3
“ARIES System” means (a) the scalable and custom tailored web-based insurance agency management software solution developed by BIMSYM on behalf of HIIQUOTE (including in source code and object code form) and all modifications, additions, modules, corrections (including error corrections and bug fixes), upgrades, updates, improvements, enhancements, new releases, and new versions thereto and all derivative works based thereon; (b) any other software (including in source code and object code form) constituting a part of the system referred to by the Parties as the Automated Real-Time Integrated E-System (A.R.I.E.S.); (c) all manuals, documentation and other materials relating to any of the foregoing; and (d) all Intellectual Property Rights embodied in any of the foregoing, in the case of clauses (a), (b), (c) and (d), as and when created, including on, prior to, or after the date hereof.

1.4	“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.

1.5
“Confidential Information” includes (a) all information related to the business of HIIQUOTE and/or any of its Affiliates, clients and other third parties, to which BIMSYM has access, whether in oral, written, graphic or machine readable form, in the course of or in connection with providing the Services; (b) the ARIES System and all Work Product and HIIQUOTE Data; (c) all notes, analyses and studies prepared by BIMSYM or any of its Representatives relating to or incorporating any of the foregoing; and (d) the terms and conditions of this Agreement.

1.6	“Documentation” means all manuals, documentation and other materials relating to the ARIES System.

1.7
“Governmental Authority” means any transnational, domestic or foreign federal, provincial, state or local governmental, regulatory or administrative authority, department, court, agency or official, including any political subdivision thereof.

1.8	“HIIQUOTE Customer” means any Person to whom HIIQUOTE provides products or services.

1.9
“HIIQUOTE Data” means all data related to HIIQUOTE’s business that is input into the ARIES System or otherwise provided to BIMSYM that pertains to leads, applications, policies, commissions, sales, HIIQUOTE Customers, and appointed or prospective agents.

1.10	“Intellectual Property Rights” means copyrights (including rights in software), patents, trademarks, trade names, service marks, business names

(including internet domain names), design rights, database rights, rights in undisclosed or confidential information (such as know-how, proprietary ideas, trade secrets, techniques, methods, specifications, inventions (whether patentable or not) and the like) and all other intellectual property or similar proprietary rights of whatever nature (whether registered or not and including applications to register or rights to apply for registration) which may now or in the future subsist anywhere in the world.

1.11	“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.

1.12
“Updates” means any upgrades, modifications, improvements, enhancements, new versions, new releases and corrections to the ARIES System and any derivative works based on the ARIES System (including error corrections and bug fixes).

1.13
“Work Product” means any and all Deliverables, Updates and other works, materials, software (whether in source code or object code form), documentation, proprietary ideas, inventions, data, instructions, trade secrets, devices, methods, designs, processes, techniques, formulae, components, discoveries, hardware, apparatus, systems interfaces, specifications and the like, in each case, prepared, developed, conceived or delivered by BIMSYM to HIIQUOTE in connection with the Services, including pursuant to an SOW or otherwise.

1.14
Other Definitional and Interpretative Provisions.  The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.  References to Articles, Sections, Exhibits and SOWs are to Articles, Sections, Exhibits and SOWs of this Agreement unless otherwise specified.  All Exhibits and SOWs annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  Any capitalized terms used in any Exhibit or SOW but not otherwise defined therein, shall have the meaning as defined in this Agreement.  Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import.  “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.  References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder.  References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.  References to any Person include the successors and permitted assigns of that Person.  References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.  References to “law”, “laws” or to a particular statute or law shall be deemed also to include any and all Applicable Law.  All amounts due hereunder shall be payable in funds denominated in U.S. dollars.

2.	Services

2.1
Generally.  Subject to the terms and conditions of this Agreement, BIMSYM shall provide to HIIQUOTE (a) software development, customization, testing, implementation and other professional services as may be mutually agreed between the Parties in an applicable statement of work (each a “SOW”), a form of which is attached hereto as Exhibit A, that is signed by an authorized representative of each Party (the “Professional Services”); (b) hosting services (“Hosting Services”) and support services (“Support Services”) under the terms and conditions set forth in Exhibit B and consistent with the service level requirements specified therein; (c) training services set forth in Section 2.2 (the “Training Services”); and (d) data back up and business continuity services under the terms and conditions set forth in Section 2.3 and Exhibit C (“Business Continuity Services”, and together with the Professional Services, Hosting Services, Support Services and Training Services, the “Services”).  The Parties may change the scope of the Services and other matters specified in any Exhibit or SOW only by a written amendment thereto executed by authorized representatives of both Parties.

2.2
Training.  BIMSYM shall provide HIIQUOTE with appropriate training on the ARIES System, and any Deliverables provided hereunder without any charge to up to three designated representatives of HIIQUOTE.  The timing and schedule for such training shall be mutually agreed upon by the Parties, but shall in no event be later than thirty (30) days after the ARIES System or Deliverables are delivered or otherwise made available to HIIQUOTE (unless otherwise mutually agreed by the Parties).  Additional training shall be available to HIIQUOTE at BIMSYM’s then-standard time and materials rates.

2.3	Backup and Business Continuity

2.3.1
BIMSYM will promptly implement and comply with its “Assurance of Business Continuity Plan” for business continuity and disaster recovery activities with respect to the Services (including all SOWs), attached hereto as Exhibit C (the “BCP”). BIMSYM will revise and update the BCP to properly accommodate the scope and nature of the Services on an ongoing basis. BIMSYM shall submit any such revised and updated BCP to HIIQUOTE for review and written approval. BIMSYM will provide on request a written report to HIIQUOTE describing and analyzing its BCP.  On request, HIIQUOTE and/or its authorized representatives (including HIIQUOTE’s auditors) may audit BIMSYM’s implementation of its BCP.  Without limiting the foregoing, BIMSYM covenants that its BCP (a) is designed to ensure that all business operations that are important to the overall operation and functionality of the ARIES System and Services will continue in the event of a disaster or disruption beyond the control of the Parties; (b) specifies procedures for and frequency of joint BCP plan testing and practice drill simulation; (c) covers the availability of both human resources with appropriate skill sets and information technology infrastructure (including telecommunications); (d) specifies where the resources will be located or moved and how quickly they will be activated; (e) specifies plans for storage and continuity of use of data and software; and (f) provides a mechanism for the off-site redundancy or back-up of business operations sufficient to ensure continuity of the Services.

2.3.2
BIMSYM shall, directly or indirectly, make a machine-readable copy for back-up purposes of all electronic computer files containing HIIQUOTE Data at least daily for any service or application hosted on BIMSYM’s server, including the ARIES System.

2.3.3
BIMSYM shall maintain current and operational archival copies of all software used in connection with the provision of the Services, including the ARIES System.  Such copies shall be stored in secure off-site locations following the BCP and BIMSYM will back up all HIIQUOTE Data on a secured backup system and make it available in event of server failure or any technical issue.

2.3.4
BIMSYM shall not, directly or indirectly, erase the HIIQUOTE Data, except in the course of performing routine operational, maintenance, and back-up procedures, and then only if BIMSYM has verified that there is a current and operable back-up copy of the HIIQUOTE Data being erased.

2.3.5
In the event that any HIIQUOTE Data is lost, altered, or destroyed while in the possession or control of BIMSYM, or through the operation of its systems, BIMSYM shall at its cost and expense restore the data promptly from the last back-up copy upon BIMSYM becoming aware of such loss, alteration or destruction of the HIIQUOTE Data.  If the loss, alteration, or destruction was caused by an act or omission of HIIQUOTE, BIMSYM shall use commercially reasonable efforts to commence restoring the said data as above.

2.3.6
BIMSYM shall protect the ARIES System against disruption of operation through implementation of the BCP.  BIMSYM shall keep HIIQUOTE informed of any results of any audits relative to BIMSYM's disaster recovery readiness.

2.3.7
BIMSYM shall establish and maintain at all times appropriate safeguards and measures to secure its systems against unauthorized access and to prevent the loss, alteration or destruction of the HIIQUOTE Data and ARIES System.

2.4
Performance of Services.  BIMSYM shall perform its obligations under this Agreement and each SOW in a timely, professional and workman like manner with competent, qualified and properly trained individuals and in compliance with the terms and conditions of this Agreement and such SOW, as applicable, and shall dedicate sufficient resources to support the Services.

2.5
BIMSYM Employees. Notwithstanding anything in this Agreement or any SOW to the contrary, and for purposes of clarity, the Parties understand and agree that BIMSYM employees shall be (a) the employees or subcontractors of BIMSYM only, and BIMSYM alone will determine the terms and conditions of their employment or engagement and (b) hired, paid, supervised, directed, controlled, promoted or demoted, terminated, engaged and otherwise managed solely by BIMSYM.

2.6
Compliance with Laws and Policies.  Each Party shall, in the performance of its respective obligations under this Agreement and any SOW, comply with all Applicable Laws.  To the extent that BIMSYM, its employees and subcontractors need to gain access to the facilities of HIIQUOTE in connection with the performance of this Agreement or any SOW, BIMSYM and such employees and subcontractors shall at all times comply with the applicable visitor and security guidelines of HIIQUOTE and all other applicable policies that are known or conspicuous at such facilities.  BIMSYM and such employees and subcontractors who access the premises of HIIQUOTE shall access only those areas expressly permitted by HIIQUOTE, as applicable, and shall not attempt to access any other facilities or portions thereof without HIIQUOTE’s prior express written approval.

2.7	Security and Access Policies. BIMSYM shall use commercially reasonable efforts to protect the physical security and electronic security of the equipment utilized to provide the Services to HIIQUOTE, including by using anti-virus, security and firewall technology commonly used in the industry.  BIMSYM further agrees that its employees, contractors and agents shall take all necessary actions when accessing the HIIQUOTE network to avoid negatively impacting the confidentiality, integrity, or availability of HIIQUOTE internal systems and information assets.  Without limiting the foregoing, HIIQUOTE shall also comply with any and all reasonable HIIQUOTE policies applicable to HIIQUOTE third party vendors that receive access to HIIQUOTE networks and systems and identified from time to time, and any other requirements identified in each applicable SOW.  HIIQUOTE may amend its policies from time to time upon reasonable notice to BIMSYM (it being understood that BIMSYM shall have a reasonable time period in which to comply with any such amendments).  To the extent that BIMSYM is authorized to gain remote access to HIIQUOTE’s networks or equipment for purposes of performing its obligations hereunder, BIMSYM shall ensure that (a) such access is restricted to authorized employees only; (b) it provides HIIQUOTE with a list of all such authorized employees; (c) such remote access is used solely for purposes of fulfilling BIMSYM’s obligations under this Agreement; (d) such remote access is obtained through a secure connection; and (e) BIMSYM uses such remote access capability only to access equipment or software that is directly involved in BIMSYM’s performance of its obligations hereunder and does not access any other HIIQUOTE or third party systems, databases, equipment or software.  Upon HIIQUOTE’s request, BIMSYM will provide periodic security audits of its access system and methods and will change authentication elements periodically to maintain the integrity and security of BIMSYM’s access.

2.8
Independent Contractor. BIMSYM acknowledges that it is acting as an independent contractor, that BIMSYM is solely responsible for its actions or inactions, and that nothing in this Agreement will be construed to create an agency or employment relationship between HIIQUOTE and BIMSYM or its officers, directors, employees, agents and subcontractors (and their employees) (“Representatives”). BIMSYM is not authorized to enter into contracts or agreements on behalf of HIIQUOTE or to otherwise create obligations of HIIQUOTE to third parties. Neither BIMSYM nor any of its Representatives are HIIQUOTE employees for any purpose, including for: (a) federal, state or local tax, employment, withholding or reporting purposes; or (b) eligibility or entitlement to any benefit under any of any of HIIQUOTE’s employee benefit plans (including those that are subject to the Employee Retirement Income Security Act of 1974, as amended), incentive, compensation or other employee programs or policies (collectively, “Benefit Plans”). BIMSYM agrees that all such Representatives will be informed that they are employees solely of BIMSYM, or its agent or subcontractor if applicable, and not eligible to participate in any Benefit Plan. BIMSYM agrees that BIMSYM is solely responsible for payment of all applicable workers’ compensation, disability benefits and unemployment insurance, and for withholding and paying such employment taxes and income withholding taxes as required.

2.9
Waiver and Indemnification. In the event that any Governmental Authority determines that BIMSYM or any of its Representatives acted as an employee of HIIQUOTE in performing Services, BIMSYM: (a) waives any and all claims that BIMSYM may have as a result of any such determination and acknowledges that BIMSYM agreed to render Services under this Agreement with the understanding that BIMSYM does not have any right or entitlement to any benefits or compensation; and (b) will indemnify and defend the HIIQUOTE Indemnified Parties (as defined in Section 12.1) from and against any and all liabilities, costs, losses, damages and expenses (including reasonable attorneys’ and experts’ fees and expenses as well as interparty damages directly or indirectly caused by BIMSYM or third parties) arising out of or relating to such a determination in accordance with Article 12.

2.10	Obligations of HIIQUOTE. HIIQUOTE shall, in connection with each SOW, endeavor to:

2.10.1	provide HIIQUOTE-designated points of contact for BIMSYM or its subcontractor to use for all questions and issues relating to the project described in the applicable SOW;

2.10.2	provide sufficient qualified personnel who are capable of performing HIIQUOTE’s duties, responsibilities, and obligations under the applicable SOW;

2.10.3
provide BIMSYM or its subcontractor with access to HIIQUOTE’s facilities during HIIQUOTE’s normal business hours and otherwise as reasonably requested by BIMSYM in order to facilitate HIIQUOTE’s ability to timely perform the services outlined in the applicable SOW; and

2.10.4	perform such other duties and tasks as may be reasonably required to permit BIMSYM or its subcontractor to perform its duties under the applicable SOW.

3.	DELIVERY AND TESTING OF DELIVERABLES

3.1
Delivery of ARIES System.  BIMSYM shall promptly, but in no event later than thirty (30) days after the date hereof, and at BIMSYM’s sole cost and expense, provide HIIQUOTE with one copy of the most current version of the

ARIES System, including one encrypted copy of the most current version of the Source Code (as defined in Section 8.1).

3.2
Delivery of Updates.  During the Term, BIMSYM shall provide HIIQUOTE with a copy of the most current version of the ARIES System (including any Updates) and a copy of the Source Code (a) following the development of any Update to the ARIES System in connection with the Services; (b) upon HIIQUOTE’s written request, but in no event later than thirty (30) days after such request; and (c) upon any deposit of the Source Code by BIMSYM to the Escrow Agent pursuant to Section 8.1 (it being understood that such Source Code delivered to HIIQUOTE pursuant to this Section 3.2 shall be (i) in the case of any such delivery prior to any exercise of the Source Code Release Option by HIIQUOTE, encrypted and (ii) in the case of any such delivery following any exercise of the Source Code Release Option by HIIQUOTE, unencrypted).

3.3
Updates to Documentation.  During the Term, BIMSYM shall update the Documentation from time to time to reflect any Updates to the ARIES System.  In furtherance of the foregoing, BIMSYM shall use its commercially reasonable efforts to provide (or make available) updated Documentation to HIIQUOTE and HIIQUOTE Customers within thirty (30) days of the release any Update to the ARIES System.

3.4
Delivery of Deliverables.  BIMSYM shall deliver or otherwise make available to HIIQUOTE all work product and other deliverables specified in each SOW (“Deliverables”) on the date and in the form specified in such SOW.

3.5
Testing and Acceptance of Deliverables.  Unless otherwise provided in a SOW, the procedures set forth in this Section 3.5 shall apply with respect to the testing and acceptance of all Deliverables provided under this Agreement.  For any Deliverable delivered or made available to HIIQUOTE, BIMSYM shall provide (or make available) to HIIQUOTE all relevant documents and other information that are reasonably necessary for HIIQUOTE to conduct its evaluation, review and testing procedures.  HIIQUOTE shall have thirty (30) Business Days to evaluate, review and complete any testing of the Deliverables (the “Acceptance Period”).  If such evaluation, review or testing establishes that any of the Deliverables do not substantially conform to the acceptance criteria set forth in the applicable SOW, HIIQUOTE shall notify BIMSYM and BIMSYM shall cure any and all material defects within thirty (30) Business Days (the “Cure Period”).  No Deliverable shall be deemed accepted by HIIQUOTE unless and until written notification of HIIQUOTE’s acceptance is received by BIMSYM.  Notwithstanding the foregoing, HIIQUOTE’s acceptance of a Deliverable shall in no way limit the performance and warranty obligations of BIMSYM as identified in Section 9.2.  In the event that BIMSYM fails to deliver or make available for download any Deliverable by thirty (30) Business Days after the date specified in the SOW or BIMSYM fails to cure any material defect identified by HIIQUOTE with respect to any Deliverable by the expiration of the Cure Period, BIMSYM shall be deemed to be in material default of this Agreement and HIIQUOTE may, at its sole option withhold any and all payments due in respect of any such Deliverable to BIMSYM until such Deliverable is delivered and all material defects related to such Deliverable are cured, as applicable; provided that BIMSYM shall not be held responsible or liable for delays with respect to Deliverables solely to the extent that, and during the period in which, such delays are caused by HIIQUOTE or, without limiting HIIQUOTE’s rights under Section 14.7, for delays attributable to a Force Majeure Event.  For the avoidance of doubt, to the extent that any delay with respect to the delivery of any Deliverable by BIMSYM is solely attributable to HIIQUOTE or a Force Majeure Event, the applicable Cure Period contemplated herein shall be extended by the length of such delay, but in the case of a Force Majeure Event, not more than 180 days.  Notwithstanding the foregoing, nothing in this Section 3.5 shall be construed as limiting any other remedies of the Parties under this Agreement or Applicable Law.

4.	Fees

4.1
Service Fees.  In consideration for the Services performed by BIMSYM hereunder, HIIQUOTE shall pay to BIMSYM a total of Twenty Six Thousand U.S. Dollars ($26,000) per month on a calendar month basis during the Term (the “Service Fees”).  Except as otherwise agreed by the Parties in an SOW, no other fees or payments are payable by HIIQUOTE in respect of this Agreement.

4.2
Taxes.  Unless otherwise set forth in an applicable SOW, BIMSYM will be solely responsible for and HIIQUOTE will not owe any applicable sales or use tax.  All payments stated herein are deemed inclusive of all forms and types of taxes in any and all jurisdictions.  In no event shall HIIQUOTE owe any taxes attributable to BIMSYM’s income.

4.3
Invoices; Methods of Payment. BIMSYM will provide HIIQUOTE with an itemized invoice for all fees and payments that become due hereunder.  Each valid and undisputed invoice will be due and payable within sixty (60) days after HIIQUOTE’s receipt of such invoice.  Each payment by HIIQUOTE hereunder shall be made by electronic transfer in immediately available funds, at HIIQUOTE’s election, via either a bank wire transfer or any other means of electronic funds transfer to a bank account specified in writing by

BIMSYM to HIIQUOTE.  BIMSYM may change such account by written notice at least five (5) Business Days before any payment is due.

4.4
Fees in Respect of Deliverables. Notwithstanding anything in this Agreement or any SOW to the contrary, no fees or payments will be due or owed with respect to any Deliverables unless and until: (a) the Parties execute an SOW covering such Deliverables; (b) HIIQUOTE accepts all such Deliverables pursuant to Section 3.5; and (c) HIIQUOTE receives a valid and undisputed invoice for the relevant fees or payments in accordance with Section 4.3.

5.	License Grant & Restrictions

5.1
License.  Subject to the terms and conditions of this Agreement, HIIQUOTE hereby grants to BIMSYM a revocable, limited, worldwide, non-exclusive, non-transferable, non-sublicensable license to use, perform, display, reproduce, modify and create derivative works of the ARIES System during the Term, but in each case solely to the extent necessary to allow BIMSYM to perform the Services under this Agreement.

5.2
No Licenses to Trademarks. The HIIQUOTE name, logo, and the product names and logos associated with the ARIES System are the sole and exclusive property of HIIQUOTE and no right or license is granted to BIMSYM to use them.

5.3
Reservation of Rights.  Except for the license expressly granted to BIMSYM under Section 5.1, no other licenses are granted to BIMSYM hereunder and all rights not expressly granted to BIMSYM are reserved by HIIQUOTE.

6.	Ownership of Work Product

6.1
Ownership. BIMSYM acknowledges and agrees that HIIQUOTE shall have exclusive title and ownership rights, including all Intellectual Property Rights, throughout the world in and to the Work Product.  To the extent that exclusive title and/or ownership rights in the Work Product may not originally vest in HIIQUOTE as contemplated herein, BIMSYM hereby irrevocably assigns all right, title and interest, including all Intellectual Property Rights and ownership rights, it may now or hereafter possess in the Work Product to HIIQUOTE, and BIMSYM shall cause its Representatives and Affiliates to irrevocably assign to BIMSYM all such rights in the Work Product so that BIMSYM can assign such rights in the Work Product to HIIQUOTE as set forth herein.  Without limiting the foregoing, BIMSYM agrees, and will cause its Representatives and Affiliates to agree, that with respect to any aspect of any Work Product that may qualify as a Work Made for Hire as defined in 17 U.S.C. § 101, such aspect of the Work Product is and shall be deemed a

Work Made for Hire and HIIQUOTE will have the sole right to the copyright thereto (or, in the event that any such aspect of the Work Product does not qualify as a Work Made for Hire, the copyright and all other rights thereto shall be assigned as set forth above).

6.2
Further Assurances.  BIMSYM shall, and shall cause its Representatives and Affiliates to, execute all documents and take all actions that may be necessary to confirm, perfect, record or register HIIQUOTE’s right, title and interest in and to the Work Product throughout the world.

6.3
Ownership of the ARIES System. For the avoidance of doubt, BIMSYM acknowledges and agrees that, as more fully provided in the Software Assignment Agreement, HIIQUOTE has exclusive title and ownership rights, including all Intellectual Property Rights, throughout the world in and to the ARIES System.

7.	Intellectual Property Enforcement

7.1
Enforcement.  For the avoidance of doubt, HIIQUOTE has the sole right to initiate proceedings or otherwise take action with respect to any use of the ARIES System or Work Product that violates HIIQUOTE’s rights to the ARIES System or Work Product, and BIMSYM shall cooperate with HIIQUOTE in order to enable HIIQUOTE to take such action itself, including lending its name to such proceedings and providing reasonable assistance; provided that HIIQUOTE shall reimburse BIMSYM for all reasonable costs and expenses incurred by BIMSYM in bringing such proceedings and/or taking such actions.

8.	Source Code

8.1
Source Code Escrow. BIMSYM shall promptly, but in no event later than thirty (30) days after the Effective Date, enter into a software source code escrow agreement (the “Escrow Agreement”) with a mutually agreed software source code escrow agent (the “Escrow Agent”), pursuant to which BIMSYM will be obligated to provide the Escrow Agent with an unencrypted copy of the most current version of the source code for the ARIES System (“ARIES System Source Code”) and each Deliverable and Work Product developed hereunder or under each SOW (“Deliverable Source Code”, and together with the ARIES System Source Code, the “Source Code”) to hold in escrow for the benefit of HIIQUOTE.  Notwithstanding anything in this Agreement or the Escrow Agreement to the contrary, BIMSYM shall place in escrow with the Escrow Agent the Source Code as promptly as reasonably practicable after (a) the effective date of the Escrow Agreement and (b) the date upon which BIMSYM provides HIIQUOTE with any Deliverable or

Update hereunder.  The Escrow Agreement shall contain the following events of default which shall trigger a release of the Source Code to HIIQUOTE: (i) BIMSYM becomes insolvent or generally fails to pay, or admits in writing its inability to pay its debts as they become due; (ii) BIMSYM applies for or consents to the appointment of a trustee, receiver or other custodian for BIMSYM, or makes a general assignment for the benefit of its creditors; (iii) any bankruptcy, reorganization, debt arrangement, or other case or proceeding under any bankruptcy or insolvency law, or any dissolution or liquidation commenced by or against BIMSYM, and if such case or proceeding is not commenced by BIMSYM, if it acquiesced in, or remains undismissed for sixty (60) days; (iv) BIMSYM ceases active operation of its business; (v) BIMSYM materially reduces or discontinues the provision of any of the Services; (vi) BIMSYM takes any corporate or other action to authorize, or in furtherance of, any of the foregoing; (vii) HIIQUOTE terminates this Agreement pursuant to Section 13.3; and (viii) HIIQUOTE exercises the Source Code Release Option (each a “Trigger Event”).  Notwithstanding anything in this Agreement or the Escrow Agreement to the contrary, upon the occurrence of any Trigger Event, BIMSYM hereby authorizes HIIQUOTE to request the Escrow Agent to release to HIIQUOTE a copy of the Source Code.  All costs incurred in connection with HIIQUOTE obtaining a copy of the Source Code pursuant to the Escrow Agreement shall be the responsibility of HIIQUOTE.

8.2
Ownership of Source Code; Confidentiality. For the avoidance of doubt, notwithstanding anything in this Agreement to the contrary, all Deliverable Source Code shall be deemed to constitute Work Product for the purposes of this Agreement and shall be solely and exclusively owned by HIIQUOTE. BIMSYM acknowledges and agrees that, pursuant to the Software Assignment Agreement, HIIQUOTE has exclusive title and ownership rights, including all Intellectual Property Rights, throughout the world in and to the ARIES System Source Code.  The Parties acknowledge that the Source Code shall be deemed to constitute Confidential Information for purposes of this Agreement.

8.3
Source Code Release Option. At any time after the fifth anniversary of the Effective Date, HIIQUOTE may elect to purchase from BIMSYM, for a fee of One Hundred Thirty Nine Thousand U.S. Dollars ($139,000), an unencrypted copy of the most current version of the Source Code (the “Source Code Release Option”).  HIIQUOTE may make such election by delivering written notice to BIMSYM and, promptly following the receipt of such notice, but in no event later than five (5) days thereafter, BIMSYM shall deliver such current version of such unencrypted Source Code to HIIQUOTE and provide HIIQUOTE with the means necessary and reasonable assistance to allow HIIQUOTE to decrypt any encrypted Source Code provided to HIIQUOTE under this Agreement.  Promptly following such delivery of such unencrypted Source Code, BIMSYM shall provide HIIQUOTE with an invoice for and HIIQUOTE shall make payment of the Source Code Fee in accordance with Section 4.3.

9.	Representations and Warranties

9.1
Mutual Representations and Warranties.  Each Party represents and warrants to the other Party that: (a) it is duly organized, validly existing and in good standing under its jurisdiction of organization and has the right to enter into this Agreement; and (b) the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within the corporate powers of such Party and have been duly authorized by all necessary corporate action on the part of such Party, and constitute a valid and binding agreement of such Party.

9.2	BIMSYM’s Representations and Warranties. BIMSYM represents, warrants and covenants to HIIQUOTE that:

9.2.1	there is no pending litigation against BIMSYM which could materially impact its ability to perform its obligations under this Agreement;

9.2.2
as of the date the ARIES System or any Work Product is delivered or made available to HIIQUOTE, (a) the media in which such ARIES System or Work Product is embodied, delivered or made available to HIIQUOTE shall be free from material defects in materials and workmanship and (b) such ARIES System and Work Product shall be free from material defects that cause such ARIES System and Work Product to malfunction or fail to perform substantially in conformance with the associated documentation (and any other specifications agreed to by the Parties);

9.2.3
neither the ARIES System nor any Work Product contains any “viruses” or “worms”, “time bombs,” “time locks,” or “drop dead” devices, “lockups,” “traps,” “access codes,” or “trap door” devices, or any other similar harmful, malicious or hidden procedures, routines or mechanisms which would cause the ARIES System or such Work Product to cease functioning in conformance with the associated documentation (or any specifications agreed to by the Parties) or to damage or corrupt any data, storage media, programs, equipment or communications, or otherwise interfere with the operations of any Person;

9.2.4
it has and will have all rights, titles, licenses, Intellectual Property Rights, permissions and approvals necessary in connection with its performance under this Agreement and to grant HIIQUOTE the rights granted hereunder;

9.2.5
none of the ARIES System, Work Product, Services or the provision or utilization of any of the foregoing infringes, misappropriates, or otherwise violates or interferes with any Intellectual Property Rights or contractual rights of any Person, including those rights under copyright, trademark, trade secret or patent law;

9.2.6
neither the ARIES System nor any Work Product contains any open source code such that any use of the ARIES System or any Work Product by HIIQUOTE would (a) require any source code contained in the ARIES System or such Work Product to be disclosed or distributed in source code form or made available to third parties at no charge or (b) otherwise result in an adverse effect on HIIQUOTE;

9.2.7
upon creation of the ARIES System and Work Product, HIIQUOTE will own all right, title and interest in and to all such ARIES System and Work Product, including all Intellectual Property Rights in and to the foregoing; and

9.2.8	no Person other than HIIQUOTE possesses any current or contingent rights to any Source Code.

9.3
Disclaimer. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS ARTICLE 9, NEITHER PARTY MAKES ANY OTHER WARRANTIES, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

10.	Confidentiality

10.1
Restrictions.  BIMSYM will keep the Confidential Information confidential.  BIMSYM may disclose the Confidential Information to its Representatives who have a need to know such Confidential Information solely in connection with this Agreement. BIMSYM will cause such Representatives to comply with this Agreement and will assume full responsibility for any breach of this Agreement by any such Representatives. BIMSYM will not transfer or disclose any Confidential Information to any third party without HIIQUOTE’s prior written permission and without such third party having a contractual obligation consistent with this Article 10 to keep such Confidential Information confidential. BIMSYM will not use any Confidential Information for any purpose other than to provide the Services to HIIQUOTE under this Agreement.

10.2
Exclusions. BIMSYM will not be prohibited from using information that: (a) is obtained by BIMSYM from the public domain without breach of this Agreement and independently of BIMSYM’s knowledge of any Confidential Information; (b) was lawfully and demonstrably in the possession of BIMSYM prior to its receipt from HIIQUOTE; (c) is independently developed by BIMSYM without use of or reference to HIIQUOTE’s Confidential Information; or (d) becomes known by BIMSYM from a third party independently of BIMSYM’s knowledge of the Confidential Information and is not subject to an obligation of confidentiality.

10.3
Legal Requirements.  If BIMSYM is requested or required to disclose any of HIIQUOTE’s Confidential Information under a subpoena, court order, statute, law, rule, regulation or other similar requirement (a “Legal Requirement”), BIMSYM will, to the extent not precluded by Applicable Law, provide prompt notice of such Legal Requirement to HIIQUOTE so HIIQUOTE may seek an appropriate protective order or other appropriate remedy or waive compliance with the provisions of this Agreement. If HIIQUOTE is not successful in obtaining a protective order or other appropriate remedy and BIMSYM is, in the reasonable opinion of its counsel, legally compelled to disclose such Confidential Information, or if HIIQUOTE waives compliance with the provisions of this Agreement in writing, BIMSYM may disclose, without liability hereunder, such Confidential Information in accordance with, but solely to the extent necessary, in the reasonable opinion of its counsel, to comply with the Legal Requirement.

10.4
Disposition of Confidential Information on Termination or Expiration. Upon termination or expiration of this Agreement or upon HIIQUOTE’s written request, BIMSYM will return to HIIQUOTE all copies of Confidential Information already in BIMSYM’s possession or within its control. Alternatively, with HIIQUOTE’s prior written consent, BIMSYM may destroy such Confidential Information, in which case an officer of BIMSYM will certify in writing to HIIQUOTE that all such Confidential Information has been so destroyed.

11.	Requirements Regarding HIIQUOTE Data.

11.1
Notwithstanding anything in this Agreement to the contrary, BIMSYM shall treat HIIQUOTE Data as the Confidential Information of HIIQUOTE and shall establish and maintain policies and procedures designed to ensure the confidentiality and protection of the HIIQUOTE Data in compliance with Applicable Law.  BIMSYM shall notify HIIQUOTE promptly upon the discovery of any loss, unauthorized disclosure or use of, or unauthorized access to, the HIIQUOTE Data.

11.2
BIMSYM hereby acknowledges that HIIQUOTE has a special responsibility under Applicable Law to keep HIIQUOTE Data private and confidential.  BIMSYM also acknowledges that BIMSYM in no way possesses or shall gain possession of any ownership or other proprietary rights with respect to such HIIQUOTE Data.  BIMSYM shall use such HIIQUOTE Data in strict compliance with Applicable Law governing the use, collection, disclosure and storage of such information and shall restrict disclosure of such HIIQUOTE Data to those BIMSYM employees or subcontractors with a need-to-know and who are bound by the confidentiality provisions herein (or similar provisions no less restrictive than those provided herein) and shall not further disclose such information to any third party without the prior written consent of HIIQUOTE.  For the avoidance of doubt, in no event shall BIMSYM use any HIIQUOTE Data for any purpose other than as required for the performance of BIMSYM’s obligations under this Agreement or duplicate or incorporate the HIIQUOTE Data into its own records or databases, except as is necessary to carry out BIMSYM’s obligations under this Agreement.

11.3
All HIIQUOTE Data that is collected, stored or otherwise maintained by BIMSYM pursuant to this Agreement shall be maintained in a secure environment that meets industry standards.  Any HIIQUOTE Data that is collected or obtained by BIMSYM must be stored and transmitted in encrypted or otherwise secure form.  In the event of a breach of security of any system, website, database, equipment or storage medium or facility that results in unauthorized access to HIIQUOTE Data by any third party (including any employee or subcontractor of BIMSYM that is not authorized to access such information), BIMSYM shall notify HIIQUOTE immediately and make best efforts to re-secure its systems immediately.

12.	Indemnification

12.1
BIMSYM shall defend HIIQUOTE, its Affiliates, and any of their respective officers, directors, employees, agents and customers (the “HIIQUOTE Indemnified Parties”), against any third party threat, suit, proceeding or other claim, and indemnify and hold each of them harmless from all damages, liabilities, expenses, and other losses (including reasonable attorneys’ fees and court costs) based on or arising from (a) any claim that the ARIES System or any Work Product infringes, misappropriates or otherwise violates any Intellectual Property Right of any Person (“IP Claims”); (b) any breach or inaccuracy of any covenant, representation or warranty by BIMSYM of this Agreement or any SOW and/or (c) any violation of Applicable Law by BIMSYM.  The foregoing indemnification obligations are subject to HIIQUOTE (i) promptly notifying BIMSYM in writing of the claim for which defense is sought; provided that the failure to provide prompt notice shall not relieve BIMSYM of its indemnification obligations except to the extent BIMSYM is adversely prejudiced by such failure and (ii) providing BIMSYM with all reasonable assistance, information and authority required for the defense and settlement of the claim, in each case at BIMSYM’s cost and expense.  BIMSYM shall control the defense of any such claim except that HIIQUOTE may in its sole discretion participate in the defense of any such claim or action at HIIQUOTE’s expense.  Without limiting the foregoing, BIMSYM may not, without HIIQUOTE’s prior written consent, settle, compromise, or consent to the entry of any judgment in any such claim or action, unless such settlement, compromise or consent (x) includes an unconditional release of the relevant HIIQUOTE Indemnified Parties from all liability arising out of such claim or action and (y) is solely monetary in nature and does not include a statement as to, or an admission of fault, culpability or failure to act by or on behalf of, any HIIQUOTE Indemnified Party or otherwise adversely affect any HIIQUOTE Indemnified Party.  If BIMSYM fails to appoint an attorney within ten (10) days after HIIQUOTE has notified BIMSYM of any such claim or action, or after BIMSYM becomes aware of such claim or action, whichever is earlier, HIIQUOTE shall have the right to select and appoint an alternative attorney and the reasonable cost and expense thereof will be paid by BIMSYM.

12.2
In the event that HIIQUOTE’s use of the ARIES System or Work Product (or any portion thereof) (the “Infringing Product”) is enjoined or threatened to be enjoined due to an IP Claim, HIIQUOTE shall have the right to require BIMSYM (at BIMSYM’s expense) to: (a) procure for HIIQUOTE the right to continue using such Infringing Product; or (b) replace or modify such Infringing Product so that it becomes non-infringing and substantially equivalent in function to the Infringing Product.

13.	Term and Termination

13.1
Term. This Agreement shall come into force on the Effective Date and continue in full force and effect until the fifth anniversary of the Effective Date unless earlier terminated by either Party in accordance with this Article 13 (the “Initial Term”). Upon expiration of the Initial Term, this Agreement shall automatically renew for additional one (1) year terms (each, a “Renewal Term”) unless HIIQUOTE notifies BIMSYM of its intent not to renew at least sixty (60) days prior to the end of the Initial Term or any Renewal Term.  The “Term” of this Agreement includes the Initial Term and any Renewal Terms.

13.2	SOWs/Exhibits. The Services will commence on the Effective Date or as otherwise set forth in an SOW or Exhibit and continue thereafter as set forth in such SOW or Exhibit, unless otherwise earlier terminated in accordance with the terms of such SOW or this Article 13.

13.3
Termination for Breach.  Either Party may, by written notice to the other Party, terminate this Agreement or any Exhibit or SOW if such other Party is in material breach of this Agreement or such Exhibit or SOW, as applicable, and fails to cure such material breach within ninety (90) days after receipt of written notice thereof.

13.4
Termination for Convenience. HIIQUOTE may, by written notice to BIMSYM, terminate this Agreement or any Exhibit or SOW at any time with or without cause; provided that HIIQUOTE shall pay BIMSYM all undisputed amounts for work performed under this Agreement, or such Exhibit or SOW, as applicable, prior to BIMSYM’s receipt of notice of termination.

13.5
Effect of Termination.  Upon any termination or expiration of this Agreement, Exhibit or SOW, BIMSYM will: (a) deliver to HIIQUOTE the most current version of the ARIES System and all Work Product, including any in progress at the time of termination or expiration; (b) repay all monies paid in advance in respect of the affected Services which have not been supplied to or have not been accepted by HIIQUOTE; (c) work with HIIQUOTE to ensure a smooth transition of Services to HIIQUOTE or a third party (it being understood that, in the case of termination by HIIQUOTE under Section 13.3, the cost and expense of such transition shall be borne by BIMSYM); (d) cease to use the ARIES System and return all equipment, documentation, data and any other materials provided by HIIQUOTE or created during the provision of the Services; and (e) if requested by HIIQUOTE, negotiate in good faith to assign any material third party software licenses, equipment leases, maintenance agreements, support agreements or other agreements relating primarily to the Services.

13.6
Survival. Notwithstanding any termination or expiration of this Agreement, the provisions of Article 1, Section 2.9, Articles 6, 7 and 8, Section 9.3, Articles 10, 11 and 12, Sections 13.5 and 13.6 and Article 14 shall survive such termination or expiration.

14.	Miscellaneous

14.1
Notices.  All notices, requests and other communications to any Party hereunder shall be in writing (including facsimile transmission and electronic mail (“e-mail”) transmission, so long as a receipt of such e-mail is requested and received) and shall be given, if to HIIQUOTE, to:

Health Insurance Innovations
Attn: Mike Kosloske
218 East Bearss Ave., Ste. 325
Tampa, FL 33613

if to BIMSYM, to:

BIMSYM eBusiness Solutions, Inc:
Att: Rajesh Patel
3466 Progress Dr. Suite # 115
Bensalem, PA 19020

or such other address or facsimile number as such Party may hereafter specify for the purpose by notice to the other Party.  All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day in the place of receipt.  Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

14.2
Amendment and Waiver.  Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each Party, or in the case of a waiver, by the Party against whom the waiver is to be effective.  No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

14.3
Entire Agreement; No Third Party Beneficiaries.  This Agreement, including all Exhibits and SOWs, and the Software Assignment Agreement constitute the entire agreement between the Parties with respect to the subject matter hereof and thereof, and supersedes all prior agreements, whether written or oral, with respect to the subject matter hereof and thereof.  No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any Person other than the Parties and their respective successors and assigns.

14.4
Successors and Assigns.  Neither this Agreement nor any rights or obligations hereunder may be assigned or otherwise transferred by either Party, in whole or in part, whether voluntarily or by operation of Applicable

Law, without the prior written consent of the other Party; provided that HIIQUOTE may, without the consent of BIMSYM (a) assign this Agreement in its entirety to a successor to all or substantially all of its business or assets to which this Agreement relates and (b) assign this Agreement in its entirety to any of its Affiliates.  Any successor, transferee or assignee of a Party shall automatically be bound by the terms and conditions of this Agreement and no assignment or transfer of this Agreement by a Party shall relieve such Party of any of its obligations or liabilities to the other Party under this Agreement that are owing at the time of such assignment or transfer.  The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns.  Any attempted assignment in contravention of this Section 14.4 shall be void ab initio.

14.5
Governing Law and Jurisdiction.  This Agreement shall be deemed to be made and performed in, and shall be governed by and construed in accordance with the laws of the state of Florida of the United States of America without regard to conflicts of laws.  Any dispute or claim, concerning, arising from, or in connection with this Agreement shall be brought in the state and federal courts located in the Hillsborough County, Florida to the exclusion of all other courts.  Each of the Parties irrevocably consents to the jurisdiction and venue of the foregoing court(s).  Process in any such suit, action or proceeding may be served on any Party anywhere in the world, whether within or without the jurisdiction of any such court.  Without limiting the foregoing, each Party agrees that service of process on such Party as provided in Section 14.1 shall be deemed effective service of process on such Party.

14.6	WAIVER OF JURY TRIAL. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT.

14.7
Force Majeure.  Neither Party will be liable to the other Party for any loss or damage due to delay or failure to perform its obligations under this Agreement as a result of acts of war, domestic or international terrorism, civil riots or rebellions, quarantines, embargoes, strikes and other extraordinary governmental or group action, or extreme weather conditions such as a tornado, hurricane, flood or fire or similar unexpected scenarios (collectively, “Force Majeure Events”); provided that the nonperforming Party gives reasonably prompt notice under the circumstances of such condition(s) to the other Party, including, where such event is foreseeable, prior notice.  Notwithstanding the foregoing, should such delay in performing exceed one hundred eighty (180) days, the performing Party may terminate this Agreement.

14.8
Relationship of the Parties.  The Parties are independent contractors and nothing in this Agreement shall be construed as establishing any relationship of a partnership, joint venture, joint employer, franchise, or agency between the Parties.  Each Party shall bear its respective costs related to this Agreement, including the fees and expenses of its advisors and counsel.  This Agreement shall be construed without regard to the identity of the Person who drafted the various provisions hereof.  Each and every provision of this Agreement shall be construed as though the Parties participated equally in the drafting of the same.  Consequently, the Parties acknowledge and agree that any rule of construction that a document is to be construed against the drafting party shall not be applicable to this Agreement.

14.9
Specific Performance.  The Parties acknowledge that money damages are not an adequate remedy for any violation of this Agreement and that either Party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of this Agreement in addition to any other remedy to which such other Party is entitled at law or in equity in accordance with the terms and conditions set forth in this Agreement.  The Parties further acknowledge and agree that no Party shall be required to post any bond, guaranty or other surety in order to obtain any such injunction or specific performance.

14.10
Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party.  Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

14.11
Precedence.  To the extent a provision set forth in an Exhibit or SOW conflicts with a provision of this Agreement, such provision of this Agreement shall supersede and control, except to the extent that specific language in an Exhibit or SOW executed by an authorized representative of each Party expressly states that it supersedes particular language in this Agreement.

14.12
Record Keeping; Inspection Rights.  BIMSYM shall maintain, in accordance with applicable industry standards, full and accurate records relating to its performance under this Agreement, containing sufficient detail to permit ready and accurate determination by HIIQUOTE of BIMSYM’s compliance with this Agreement.  HIIQUOTE will have the right to inspect (or have a representative inspect) such records upon no less than five days’ advance written notice.  Any such examination will be made during normal business hours with minimal disruption to BIMSYM’s business.

14.13
Staff Contact.  During the Term and for a period of two years thereafter, neither Party nor any of its Affiliates shall solicit for employment any employee of the other Party or any of such other Party’s Affiliates with whom such Party had direct contact as a result of such Party’s performance under this Agreement; provided that nothing in this Agreement shall be construed as prohibiting either Party from hiring an employee or ex-employee of the other Party at any time who responds to a general solicitation for employment.

14.14
Counterparts.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

Health Plan Intermediaries, LLC		BIMSYM EBUSINESS SOLUTIONS, INC.

By:	/s/ Mike Kosloske	By:	/s/ Rajesh Patel
Printed Name: Mike Kosloske Title: President Health Plan Intermediaries, LLC		Printed Name: Rajesh Patel Title: Vice President, Development BimSym eBusiness Solutions, Inc.

[Signature page to Master Services Agreement]

EXHIBIT A
FORM OF SOW

This Statement of Work (this “SOW”) is made as of [●], 2012 (the “SOW Effective Date”) and is hereby made a part of, and incorporated by reference to, the Master Services Agreement, dated as of [•], 2012, by and between by and between BimSym eBusiness Solutions, Inc. (“BIMSYM”) and Health Plan Intermediaries, LLC, d/b/a Health Insurance Innovations (“HIIQUOTE”).  (the “MSA”). All terms used but not otherwise defined in this SOW shall have the meaning set forth in the MSA.

1.  SERVICES

BIMSYM shall

2.  DELIVERABLES

BIMSYM shall deliver or otherwise make available the following deliverables to HIIQUOTE on the date set forth in Section 4 (Delivery Dates) and in the form set forth in Section 3 (Required Form and Specifications):

3.  REQUIRED FORM AND SPECIFICATIONS

4.  DELIVERY DATES

5.  TESTING AND ACCEPTANCE

[All Deliverables provided hereunder shall be subject to the testing and acceptance procedures set forth in Section 3.5 of the MSA.]

6.  FEES AND EXPENSES

7.  [OTHER]

8.  GENERAL

Except as expressly set forth in this SOW, all terms and conditions of the MSA shall apply to the Services and Deliverables provided hereunder.  To the extent a provision set forth in this SOW conflicts with a provision of the MSA, such provision of the MSA shall supersede and control, except to the extent that specific language in this SOW expressly states that it supersedes particular language in the MSA.  This SOW may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  This SOW shall become effective when each Party shall have received a counterpart hereof signed by the other Party.  Until and unless each Party has received a counterpart hereof signed by the other Party, this SOW shall have no effect and no Party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

IN WITNESS WHEREOF, the Parties have executed this SOW as of the SOW Effective Date.

Health Plan Intermediaries, LLC	BIMSYM EBUSINESS SOLUTIONS, INC.

By:	By:
Printed Name: Mike Kosloske Title: President Health Plan Intermediaries, LLC	Printed Name: Rajesh Patel Title: Vice President, Development BimSym eBusiness Solutions, Inc.

EXHIBIT B
HOSTING SERVICES and SUPPORT SERVICES
SERVICE LEVEL AGREEMENT

1.	Scope. This Service Level Agreement (“SLA”) applies to the Support Services and Hosting Services provided by BIMSYM to HIIQUOTE.

2.
Definitions.  The following terms, as used in this SLA, shall have the meanings set forth below.  Unless otherwise specified elsewhere in this SLA, terms used in this SLA but not defined below shall have the meanings ascribed to them in Article 1 of this Agreement.

2.1.	“BIMSYM Emergency Maintenance” means any maintenance initiated by BIMSYM at any time when loss of service is imminent or occurring within the Hosting Services.

2.2.
“BIMSYM Standard Maintenance Window” means the standard maintenance window for the Hosting Services from 10:00p.m. to 2:00a.m. Eastern Time, seven (7) days a week. BIMSYM may use time during this maintenance window to provide maintenance and/or updates to the ARIES System or Deliverables.  If a maintenance operation is scheduled during this maintenance window, BIMSYM will notify HIIQUOTE of the scheduled maintenance activity at least five (5) days prior to the activity.

2.3.
“Designated Contacts” shall mean those HIIQUOTE employees designated by HIIQUOTE as authorized contacts to report, discuss and resolve issues contemplated by this SLA.  HIIQUOTE may modify its list of Designated Contacts upon written notice to BIMSYM.

2.4.
“Error” shall mean any reproducible failure of the ARIES System or any Deliverable or, for non-reproducible Errors, an event wherein HIIQUOTE provides operational information (error message, debug log output, etc.) to BIMSYM that definitively determines that the Error was due solely to the ARIES System or any Deliverable.

2.5.	“Error Correction” shall mean either a modification to the ARIES System or any Deliverable, as applicable, that substantially conforms such software to its associated documentation.

2.6.	“Regular Business Hours” means 9:00a.m. to 5:00p.m. Eastern Time, Monday through Friday, excluding local, state and federal holidays observed by BIMSYM.

2.7.	“Resolution” shall mean the Error Correction or an answer to an inquiry has been delivered to HIIQUOTE.

2.8.
“Response Time” shall mean the time required for a BIMSYM support engineer to respond to HIIQUOTE confirming receipt of Error notification and informing HIIQUOTE if additional information is needed to proceed with an analysis.

2.9.	“Restoration” shall mean restoring the ARIES System and/or Deliverable, as applicable, to an operable condition sufficient to resume production operations.

2.10.
“Severity 1 Error” shall mean a catastrophic Error in the production environment which causes a complete (100%) loss of service for which a workaround has not been made available and which causes: (a) an important component of the ARIES System or any Deliverable to be unusable or a system or product malfunction due to deficiency or non-usability (i.e. a frequent or major end user impact or a frequent failure of an important service); or (b) data loss or corruption.

2.11.
“Severity 2 Error” shall mean a non-catastrophic Error in the production environment that causes greater than 50% degradation of performance and that:  (a) constitutes a major failure for an important product feature of the ARIES System or any Deliverable and which causes significant inconvenience to end users, system or product malfunction due to deficiency or non-usability; or (b) produces results materially different from those described in the documentation for a major product feature of the ARIES System or any Deliverable, but which does not rise to the level of a Severity 1 Error.

2.12.
“Severity 3 Error” shall mean a non-catastrophic Error in the production environment of the ARIES System or any Deliverable that has an impact on operations, support or administration but does not cause more than 50% degradation of performance.

2.13.	“Support Ticket” means the logging of a service-impacting condition by the BIMSYM network operations center on behalf of HIIQUOTE.

2.14.	“Time To Respond (TTR)” means the date and time difference from Support Ticket creation to the first reply by BIMSYM personnel.

2.15.	“Workaround” shall mean a change in the procedures followed or data supplied by HIIQUOTE to avoid an Error without substantially impairing HIIQUOTE’s use of the ARIES System or any Deliverable.

3.	Notification.

3.1.	Support Hours and Contact Methods.

Support Contact Methods
Support Hours	Monday - Friday 9:00 a.m. – 5:00 p.m. Eastern Time (Business Hours)
Email Support	hiidesk@bimsym.com
General Support	215-639-7040 (Business Hours)
Critical Support	215-639-7040 (24x7x365 evenings, weekends and holidays)

3.2.
General Inquiries.  HIIQUOTE may contact BIMSYM support (via email or telephone) during BIMSYM’s normal business hours (as set forth in the table above) with general inquiries and for general tech support.

3.3.
Error Reporting.  If HIIQUOTE believes that an Error has occurred, HIIQUOTE must initiate a Support Ticket by contacting BIMSYM support in accordance with the method of contact set forth in the table above.  HIIQUOTE shall supply BIMSYM with any and all information necessary to respond to the inquiry.  In the event HIIQUOTE does not supply the information as requested by BIMSYM, within 24 business hours of BIMSYM’s initial request, BIMSYM shall not be obligated to respond or resolve within the required TTR as set forth in Section 4 below.

3.4.
BIMSYM Response.  BIMSYM’s response will consist of: (a) an acknowledgement of receipt; (b) a tracking number; and (c) either (i) a suggested problem resolution; (ii) a request for additional information or remote or on-site access to HIIQUOTE’s network; or (iii) in the case of a support inquiry which in BIMSYM’s sole discretion requires additional research or escalation, a notification of the estimated time to provide the Designated Contact with a Resolution or Workaround.  If there is a disagreement as to the severity level of a particular Error, the issue shall be escalated to a designated technical lead for BIMSYM and the designated HIIQUOTE representative who shall discuss the business impact on HIIQUOTE.  The Parties shall undertake reasonable efforts to agree on the severity level of Errors, however, absent an agreement between the Parties, the final determination of the severity level of Errors shall be made by HIIQUOTE at its sole but reasonable discretion.  BIMSYM will make commercially reasonable efforts to provide Workarounds and/or Resolutions in the time frame indicated, however situations may arise where devising a Workaround or Resolution to the reported inquiry may take longer due to the difficulty of the problem.

3.5.
Designated Contacts.  HIIQUOTE will be allowed up to ten (10) Designated Contacts, and one of the Designated Contacts must be identified as the administrator for HIIQUOTE.  Only HIIQUOTE employees who are Designated Contacts may contact BIMSYM support to report Errors and initiate Support Tickets.

4.	Time to Respond.

BIMSYM shall meet the following TTR levels for Support Tickets properly submitted by HIIQUOTE as set forth in the table below:

Severity Level	Time to Respond
Severity 1 Error	Availability: 24 x7 x 365 Response Time: 2 Hours Workaround or Resolution: Work the issue until service is restored to a consistent level of performance.
Severity 2 Error	Availability: During Regular Business Hours Response Time: 2 Hours Workaround or Resolution: Work the issue until service is restored to a consistent level of performance.
Severity 3 Error
Availability: During Regular Business Hours

Response Time: 24 Business Hours

Workaround or Resolution: Work the issues in a commercially reasonable manner to restore service in the timing mutually agreed.

General Inquiries	Availability: During Regular Business Hours Response Time: 24 Business Hours Workaround or Resolution: N/A

5.	Software Maintenance

BIMSYM shall provide to HIIQUOTE any bug fixes, patches, error corrections and Updates to the ARIES System and Deliverables during the Term.

6.	Migration Option

Notwithstanding anything in this Agreement to the contrary, HIIQUOTE shall have the option, exercisable in its sole discretion at any time, to migrate the Hosting Services onto HIIQUOTE’s (or its third party designee’s) facilities.  In the event that HIIQUOTE exercises such option, (a) the Parties shall work together in good faith to define and execute a transition plan for the migration which shall be set forth in a mutually agreed upon SOW (it being understood and agreed that any additional custom development, engineering or support costs to be incurred by BIMSYM to support such migration shall be set forth in such SOW); and (b) the Service Fees shall be reduced by 1,000.00.

7.	Hosting Services Uptime

BIMSYM shall make the Hosting Services available 99.9% of the time in a given calendar month (“Uptime”), excluding (a) BIMSYM Standard Maintenance Windows or BIMSYM Emergency Maintenance; and (b) HIIQUOTE-requested maintenance.  BIMSYM will use commercially reasonable efforts to notify HIIQUOTE of BIMSYM Emergency Maintenance as early as possible before such maintenance takes place, however there may be special circumstances where BIMSYM is unable to notify HIIQUOTE prior to such BIMSYM Emergency Maintenance should it be deemed absolutely necessary to protect and maintain the security and integrity of the Hosting Services.

8.	Remedies

8.1.
Hosting Services Remedies.  In the event that the Hosting Services do not meet the Uptime target as set forth above in Section 6, the amount of Service Fees payable by HIIQUOTE will be reduced by the following amounts.  HIIQUOTE must notify BIMSYM or otherwise make BIMSYM aware that HIIQUOTE is not able to use Hosting Services for the remedies below to apply.

8.1.1.	If the average Uptime of Hosting Services is less than 96% during any calendar month, HIIQUOTE will receive a credit equal to five percent (5%) of that month’s Service Fees.

8.1.2.	If the average Uptime of Hosting Services is less than 93% during any calendar month, HIIQUOTE will receive a credit equal to ten percent (10%) of that month’s Service Fees.

8.1.3.	If the average Uptime of Hosting Services is less than 90% during any calendar month, HIIQUOTE will receive a credit equal to fifteen percent (15%) of that month’s Service Fees.

8.1.4.	If the average Uptime of Hosting Services is less than 80% during any calendar month, HIIQUOTE will receive a credit equal to 100% of that month’s Service Fees.

8.2.
Support Services Remedies.  In the event that BIMSYM does not meet the TTR targets as set forth above in Section 4, the amount of Service Fees payable by HIIQUOTE will be reduced by the following amounts. HIIQUOTE must document and notify BIMSYM or otherwise make BIMSYM aware that BIMSYM has not met the TTR targets for the remedies below to apply.

8.2.1.	If BIMSYM fails to meet TTR targets for Severity 1 Errors more than one time during a calendar month, HIIQUOTE will receive a credit equal to 15% of that month’s Service Fees.

8.2.2.	If BIMSYM fails to meet the TTR targets for Severity 2 Errors more than two times during a calendar month, HIIQUOTE will receive a credit equal to 10% of that month’s Service Fees.

8.2.3.	If BIMSYM fails to meet the TTR targets for Severity 3 Errors more than three times during a calendar month, HIIQUOTE will receive a credit equal to 5% of that month’s Service Fees.

8.2.4.
If BIMSYM fails to meet the TTR targets for a total of 5 or more times during a calendar month for any Severity 1 or 2 Errors, HIIQUOTE will receive a credit equal to 100% of that month’s Service Fees.

9.	HIIQUOTE will not be eligible for any service credits due to BIMSYM’s failure to meet TTR targets for General Inquiries.

EXHIBIT C

Bimsym eBusiness Solutions, Inc (BimSym)
3466 Progress Drive
Suite 115
Bensalem, PA 19020
Assurance of Business Continuity Plan 1.02 – July 2011

BimSym is Software as a service (SaaS) provider and customizing and hosting pre build applications for variety of customers to work with their business flow. Each customer has their unique business flow and set of business data. We are committed to ensure that customer data is protected from physical, technological, and process perspective. We utilize security tools and techniques designed, built and maintained specifically for the enterprise-class web-based operations. Our business continuity plan is cost-effective solutions that enable us to minimize disruptions to our normal operations.
This plan applies to all BimSym’s customized and hosted applications AgentFront, AgencyFront, AgencyOrganizer, eClientbase, LeadOrganizer and all its hosted variations.

BimSym maintains a business continuity plan to insure that critical business functions will continue to operate company and its services during a disaster such as fire, natural disaster, or act of terror.

Two categories of risk have been identified:

o	Category I - comprise those functions whose loss could cause a major impact to the company and hinder its ability to support its customers, thus require a recovery time.

o	Category II – comprise systems and support functions that unscheduled outage.

The risk assessment process is repeated on a scheduled basis to ensure that changes to process, people and technology environments are reflected in business resumption activities.

The Plan identifies the critical functions of BimSym and the resources required to support them.

The Plan provides guidelines for ensuring that needed personnel and resources are available for both disaster preparation and response and that the proper steps will be carried out to permit the timely restoration of services.

All critical situations that fall into Category I and II are designed as high availability architecture. The architecture includes:

o	We currently use backup software to backup operating system settings, all our offered applications (source Code), and collected customer’s data (Database) every day.

o	The most current full backup of customer data is stored on site on backup disk for immediate release. Backup images are securely deleted when their useful life expires (usually 7 days).

o
Two more backup images are stored two different secure, offsite storage facilities. Additional locations provide redundant functionality that would allow us to transfer functionality to those locations if necessary.  The alternate site is brought into production using securely stored backup.

System and recovery plans are tested. Prior to finalizing backup configuration, an initial test backup is run in order to determine that backups will run properly.  All backup failures are logged by the backup software, and investigated in a timely manner.